                                                    Exhibit 12 - page 1 of 2


                              OWENS-ILLINOIS, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (Millions of dollars, except ratios)



                                                                                       Years ended December 31,
                                                                                     ----------------------------
                                                                                       2000      1999      1998
                                                                                     --------  --------  --------
Earnings (loss) before income taxes, minority
   share owners' interests, and
   extraordinary items ...........................................................   $ (391.6) $  497.8  $  209.0
Less:  Equity earnings ...........................................................      (19.8)    (22.3)    (16.0)
Add:  Total fixed charges deducted from
               earnings ..........................................................      499.2     452.4     404.8
          Proportional share of pre-tax
               earnings of 50% owned associates ..................................       11.0      10.6       7.2
          Dividends received from less than
               50% owned associates ..............................................       14.5       9.8       6.6
                                                                                     --------  --------  --------

                    Earnings available for payment
                    of fixed charges .............................................   $  113.3  $  948.3  $  611.6
                                                                                     ========  ========  ========

Fixed charges (including the Company's proportional share of 50% owned associates):
          Interest expense .......................................................   $  476.6  $  417.0  $  372.6
          Portion of operating lease rental
               deemed to be interest .............................................       12.5      26.5      24.8
          Amortization of deferred financing
               costs and debt discount expense ...................................       10.1       8.9       7.4
                                                                                     --------  --------  --------

                    Total fixed charges deducted
                    from earnings and total fixed
                    charges ......................................................   $  499.2  $  452.4  $  404.8

Preferred stock dividends (increased to
     assumed pre-tax amount)  ....................................................       21.7      35.5      21.3
                                                                                     --------  --------  --------

Combined fixed charges and preferred
     stock dividends .............................................................   $  520.9  $  487.9  $  426.1
                                                                                     ========  ========  ========

Ratio of earnings to fixed charges ...............................................                  2.1       1.5
Deficiency of earnings available to cover fixed charges...........................   $  385.9
Ratio of earnings to combined fixed charges
     and preferred stock dividends ...............................................                  1.9       1.4
Deficiency of earnings available to cover combined fixed
     charges and preferred stock dividends........................................   $  407.6

                                                        EXHIBIT 12 - Page 2 of 2


                              OWENS-ILLINOIS, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (Millions of dollars, except ratios)


                                                                                  Years ended December 31,
                                                                             -----------------------------------
                                                                                 Pro Forma
                                                                              As Adjusted For
                                                                               BTR Packaging
                                                                                Acquisition
                                                                                   1998           1997      1996
                                                                             ----------------   -------   --------
Earnings before income taxes, minority share
    owners' interests, and extraordinary items ...............................   $  256.2      $  452.3  $  324.1
Less:  Equity earnings .......................................................      (16.0)        (17.9)    (15.2)
Add:  Total fixed charges deducted from earnings .............................      459.6         324.1     324.3
          Proportional share of pre-tax earnings of
               50% owned associates ..........................................        7.2           2.8
          Dividends received from less than 50%
               owned associates ..............................................        6.6           4.8       2.7
                                                                                 --------      --------  --------

                    Earnings available for payment of
                    fixed charges ............................................   $  713.6      $  766.1  $  635.9
                                                                                 ========      ========  ========
Fixed charges (including the Company's proportional share of 50% owned associates):
          Interest expense ...................................................   $  422.9      $  298.7  $  297.6
          Portion of operating lease rental deemed
               to be interest ................................................       25.9          21.3      21.7
          Amortization of deferred financing costs and
               debt discount expense .........................................       10.8           4.1       5.0
                                                                                 --------      --------  --------
                    Total fixed charges deducted from
                    earnings and total fixed charges .........................   $  459.6      $  324.1  $  324.3

Preferred stock dividends (increased to assumed
     pre-tax amount) .........................................................       33.6           2.2       2.2
                                                                                 --------      --------  --------

Combined fixed charges and preferred stock
     dividends ...............................................................   $  493.2      $  326.3  $  326.5
                                                                                 ========      ========  ========

Ratio of earnings to fixed charges ...........................................        1.6           2.4       2.0
Ratio of earnings to combined fixed charges and
     preferred stock dividends ...............................................        1.4           2.3       1.9


                                       E-2